Exhibit 99.5

FOURTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

FORTUNE BRANDS, INC.

THIS FOURTH AMENDMENT, effective as of the first day of January, 2002, by and between Fidelity Management Trust Company (the “Trustee”) and Fortune Brands, Inc. (“Fortune”);

WITNESSETH:

WHEREAS the Trustee and Fortune heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan, and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the “Plan”); and

WHEREAS, the Trustee and Fortune now desire to amend said Trust Agreement as provided for in Section 18 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Fortune hereby amend the Trust Agreement by:

(1)	Amending the “investment options” section of the “Schedule of Administrative Services” and the “Schedule of Investment Options” to add the following:

•	Fidelity Value Fund

(2)	Amending all references to “Value Equity Fund (managed by J.P. Morgan Investment Management, Inc.)” to read “ J.P. Morgan Core Equity Fund”.

(3)	Amending Section 11, Compensation and Expenses, to add the following:

All invoices from the Trustee are due and payable within thirty (30) days of receipt, and the Trustee reserves the right to assess interest on any undisputed amounts which remain unpaid after thirty (30) days at a rate of one and one-half percent (1 1/2%) per month. In order to dispute an invoice, Fortune must provide the Trustee with written notice of the reasons for such dispute within thirty (30) days of receipt of the invoice.

Fortune Brands, Inc. (LPS)
4th Amendment/Trust

IN WITNESS WHEREOF, the Trustee and Fortune have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first signed below.

FORTUNE BRANDS, INC		FIDELITY MANAGEMENT TRUST COMPANY

By:	12/17/01	By:		1/11/02
	Date		Vice president	Date

Fortune Brands, Inc. (LPS)	2
4th Amendment/Trust